AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 7, 2022 and effective as of the Effective Date (defined below), by and between Heritage-Crystal Clean, Inc., a Delaware corporation (the "Company"), and Ellie Bruce (“Executive”).

WHEREAS, the parties entered into a certain Executive Employment Agreement effective as of November 2, 2017 (the “Employment Agreement”); and

WHEREAS, the parties desire to enter into this Amendment to amend certain terms of the Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the Agreement shall be hereby amended as follows:

1.Section 1 of the Employment Agreement is hereby amended and restated as follows:

1. Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and conditions set forth herein. Executive shall begin employment on March 6, 2006 (the "Employment Commencement Date"). The initial term of this Agreement shall commence on the Effective Date and shall expire on March 6, 2024 (the “Expiration Date”). The duration of Executive's employment with the Company shall sometimes hereinafter be referred to as the "Term".

2.Sections 6.1 through Section 6.7 of the Employment Agreement are hereby amended and restated as follows:

6.1 General. In the event that Executive’s employment is terminated, other than for Cause (as defined below), Executive shall be entitled to receive (collectively, the “Accrued Benefits”):

(a) that portion of Executive's Base Salary which is earned but unpaid through the termination date;
(b) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed;
(c) if a bonus would otherwise have been payable to Executive for the year of Executive's employment termination pursuant to the terms of the AIP (otherwise known as Company’s Management Incentive Plan), a pro-rated portion of that AIP bonus amount, based on the number of whole months in such year that Executive was employed prior to her employment termination;
(d) if the termination is after the end of the Company’s fiscal 2022 year, any amounts payable to Executive under the Company’s Long-Term Incentive Plan (“LTIP”) for fiscal 2022 pending performance and Compensation Committee approval;

(e) if the termination is (i) on or after the Expiration Date or (ii) prior to the Expiration Date for Good Reason (as defined below) by Executive, an amount equal to $700,000 (the “Retirement Payment”) payable in four (4) installments in accordance with the Company’s customary payroll practices subject to all applicable taxes and deductions: $200,000 no later than March 31, 2024, March 31, 2025, and March 31, 2026, and $100,000 on March 31, 2027; provided, that, if the termination occurs prior to the Expiration Date (other than for Good Reason), Executive shall receive a pro-rated portion of the Retirement Payment, based on the number of months employed by the Company in the period commencing on the date of this Amendment and ending on the Expiration Date, payable on the four (4) installment dates indicated above; provided, that, in the event that Executive violates Section 7, Section 8 or Section 9 of this Agreement, the Company shall have no obligation to pay, and Executive shall have not right to, the Retirement Payment; and
(f) if the termination is on or after the Expiration Date or prior to the Expiration Date for Good Reason by Executive, a cash payment, equal to the value of any nonvested restricted shares of common stock (or restricted stock units) of the Company held by Executive as of the termination date, based on the 30 day average closing price of the Company’s common stock on the Nasdaq Stock Market prior to the termination date, payable on the date specified in the LTIP award for vested common stock (the “Award Payment”); if the termination is prior to the Expiration Date, Executive shall receive a pro-rated amount of the Award Payment based on the number of months employed by the Company in the period commencing on the date of this Amendment and ending on the Expiration Date, payable on the date specified in the LTIP award for vested common stock.

6.2 Termination Due to Death. Upon the death of Executive, the Company's obligation to pay and provide to Executive (or Executive's estate or other legal successors) compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide Executive's estate or other legal successor the pro-rated portion of the Retirement Payment, based on the number of months employed by the Company in the period commencing on the date of this Amendment and ending on the Expiration Date, payable on the four installment dates indicated above.

6.3 [Intentionally Omitted]

6.4     Termination by the Company for Cause. At any time during the Term, the Company may terminate this Agreement and Executive's employment with the Company for Cause by providing Executive with written notice of the Company's termination for Cause specifying in such notice the termination date, and this Agreement and Executive's employment will terminate at the end of the day on the termination date specified in such notice. Upon termination of Executive's employment by the Company for Cause, the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except the Company shall pay or provide Executive the Accrued Benefits less the AIP bonus, the Retirement Payment and the Award Payment. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

For purposes of this Agreement, "Cause" means the occurrence of one or more of the following events: (a) Executive's conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (b) Executive's misappropriation of any of the Company's property; (c) Executive's engaging in any fraudulent or dishonest conduct in Executive's dealings with, or on behalf of, the Company; (d) Executive's engaging in any illegal conduct, except for minor infractions such as minor traffic violations, in the performance of Executive's employment duties for the Company; (e) Executive's failure or refusal to follow the lawful and material instructions of the Company's Board of Directors (other than any such failure or refusal resulting from Executive's incapacity due to physical or mental illness), if such failure or refusal continues for a period of thirty (30) days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow; (t) Executive's material breach of Executive's obligations under this Agreement or any other agreement with the Company (provided that if the Company in good faith determines that the breach is curable, the Company shall give Executive notice of the breach and thirty (30) days in which to cure the breach); (g) Executive's material violation of any of the Company's written policies or procedures, including, without limitation, any Executive policies, business ethics policies or code of conduct policies, and such violation, if curable as determined by the Company in good faith, remains uncured for a period of thirty (30) days after the Company provides Executive with written notice of such violation; (h) Executive's engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company (provided that if the Company in good faith determines that the misconduct is curable, the Company shall give Executive notice of the misconduct and thirty (30) days in which to cure the misconduct); (i) Executive's gross or habitual neglect of Executive's material employment duties or responsibilities if such neglect continues at any time after the Company provides Executive with written notice of such gross or habitual neglect; (j) Executive's failure to work on a full-time basis in fulfilling Executive's employment duties hereunder, except for periods in which Executive is absent for scheduled vacations or for sickness, injury or other authorized leaves of absence, if such failure continues at any time after the Company provides Executive with written notice of such failure; or (k) Executive's misuse of alcohol or drugs which materially interferes with Executive's performance of Executive's duties for the Company or which is injurious to the reputation or goodwill of the Company.

6.5 [Intentionally Omitted]

6.6 Termination by Executive for Good Reason. At any time prior to the Expiration Date, Executive may terminate her employment with the Company for Good Reason by giving the Company written notice of termination for Good Reason specifying in such notice the basis for the Good Reason termination.

For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events without Executive's consent: (a) the Company materially breaches any material term of this Agreement; (b) the Company reduces Executive's Base Salary other than a reduction that is effected in the context of material adverse conditions affecting the Company in which the Company has also effected similar salary reductions for the Chief Executive Officer and Chief Financial Officer; or (c) the Company eliminates or materially reduces the employee benefits provided to Executive, but only if such elimination or reduction is not applicable to the Chief Executive Officer and Chief Financial Officer and not as otherwise provided in this

Agreement; provided, however, the Company will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if the Company does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise her right to terminate for Good Reason, Executive must provide written notice of termination for Good Reason within sixty (60) days after the occurrence of the event giving rise to the basis for the Good Reason termination.

6.7 [Intentionally omitted]

3. Section 8.1(f) of the Employment Agreement is hereby amended and restates as follows:

(f) “Restricted Time Period” means the period during Executive’s employment with the Company and for two (2) years after the termination of Executive's employment for any reason.

4. Upon the termination of Executive’s employment with the Company, the Company shall have no further obligations to Executive under the Agreement, except as set forth in the Amendment. Executive acknowledges and agrees that in no event will she be entitled to any LTIP award for fiscal 2023 or fiscal 2024 and any award under any special incentive program that the Company may adopt for its executive officers.

5. General

(a) Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement of the parties with respect to the subjects addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Except as provided in this Amendment, all of the definitions, terms and conditions contained in the Agreement shall remain unchanged and in full force and effect. To the extent there is any conflict or ambiguity between this Amendment and the Agreement, the terms and conditions of this Amendment shall govern.

(b) Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Amendment shall be construed and enforced in accordance with the laws of the State of Illinois, notwithstanding any state's choice-of-law or conflicts of-law rules to the contrary. The Company and Executive further acknowledge and agree that this Amendment is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Amendment shall be commenced and maintained exclusively before any appropriate state court of record in Cook County, Illinois, or in the United States District Court for the Northern District of Illinois, Eastern Division, and the parties hereby submit to the personal jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

(c) Compliance with Section 409A of the Code. The intent of the parties is that payments and benefits under the Agreement (as supplemented by this Amendment) comply with Section 409A of the Code ("Code Section 409A"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement (as supplemented by this Amendment) shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement (as supplemented by this Amendment) until Executive would be considered to have incurred a "separation from service" from the Company within the meaning of Code Section 409A. Any payments described in this Agreement that are due within the "shortterm deferral period" (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Executive pursuant to the Agreement (as supplemented by this Amendment) that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in the Agreement (as supplemented by this Amendment), to the extent that any payments to be made in connection with Executive's separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Executive's death.

(d) Construction. This Amendment is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Amendment shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Amendment shall be interpreted and construed without any presumption or inference based upon or against the party causing this Amendment to be drafted.

(e) Voluntary Agreement. Executive acknowledges: (i) Executive has read this Amendment; (ii) Executive has been given ample time to consider this Agreement; (iii) Executive has been given the opportunity to consult with Executive's own attorney or other advisors if Executive so chooses; and (iv) Executive is entering into this Amendment knowingly and voluntarily intending to be legally bound.

(f) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Amendment.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as the date set forth above.

HERITAGE-CRYSTAL CLEAN, INC.

By: /s/ Brian Recatto

Name: Brian Recatto

Title: President/CEO

Date: November 7, 2022

EXECUTIVE

/s/ Ellie Bruce

Ellie Bruce Date: November 7, 2022

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